Exhibit 10.5

BALLSTON SPA NATIONAL BANK

DEFERRED COMPENSATION PLAN

As Amended and Restated Effective January 1, 2024

TABLE OF CONTENTS

Page

ARTICLE I – Definitions	2

ARTICLE II – Participation	4

2.01 Eligibility	4
2.02 Designation as Eligible Director	4
2.03 Commencement of Participation	4
2.04 Loss of Eligible Status	4

ARTICLE III – Contributions	5

3.01 Deferrals	5
3.02 Matching Contribution	5
3.03 Discretionary Contribution	6
3.04 Time of Contributions	6
3.05 Form of Contributions	6

ARTICLE IV – Vesting	7

4.01 Vesting of Deferrals	7
4.02 Vesting of Matching and Discretionary Contributions	7
4.03 Vesting in Event of Death or Disability	7
4.04 Amounts Not Vested	7

ARTICLE V – Accounts	8

5.01 Accounts	8
5.02 Investments, Gains and Losses	8
5.03 Forfeitures	9

ARTICLE VI – Distributions	10

6.01 Distribution Election	10
6.02 Subsequent Deferral of Payments	10
6.03 Payment Options	10
6.04 Commencement of Payment upon Death or Disability	11
6.05 Minimum Distribution	11

ARTICLE VII – Beneficiaries	12

7.01 Beneficiaries	12
7.02 Lost Beneficiary	12

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ARTICLE VIII – Funding	13

8.01 Prohibition Against Funding	13
8.02 Deposits in Trust	13
8.03 Indemnification of Trustee	13
8.04 Withholding of Director Contributions	13

ARTICLE IX – Claims Administration	14

9.01 General	14
9.02 Claim Review	14
9.03 Right of Appeal	14
9.04 Review of Appeal	14
9.05 Designation	15

ARTICLE X – General Provisions	16

10.01 Administrator	16
10.02 No Assignment	16
10.03 No Employment Rights	16
10.04 Incompetence	17
10.05 Identity	17
10.06 Other Benefits	17
10.07 No Liability	17
10.08 Expenses	17
10.09 Insolvency	17
10.10 Amendment and Termination	18
10.11 Employer Determinations	18
10.12 Construction	18
10.13 Governing Law	18
10.14 Severability	18
10.15 Headings	19
10.16 Terms	19

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BALLSTON SPA NATIONAL BANK

DEFERRED COMPENSATION PLAN

Ballston Spa National Bank, a National Banking Association (the "Employer"), maintains the Ballston Spa National Bank Director Deferred Compensation Plan (the "Plan") for the benefit of a select group of management or highly compensated employees. This plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Plan was initially effective January 1, 1997. The Plan is hereby amended and restated effective January 1, 2024.

ARTICLE I – Definitions

AccountThe bookkeeping account established for each Participant as provided in Section 5.1 hereof. Administrator. The Employer.

Board. The Board of Directors of the Employer.

Code. The Internal Revenue Code of 1986, as amended.

Compensation.

(1) For a Participant who is an Eligible Employee, the Participant’s taxable compensation for a Plan Year reportable by the Employer on IRS Form W-2. excluding reimbursements or other expense allowances, fringe benefits. moving expenses, deferred compensation, any payments made to an Employee perfuming qualified military service in lieu of wages the individual would have received from the Employer if the individual were performing service for the Employer, unused leave, and welfare benefits, but including salary reduction contributions to an Employer sponsored cafeteria, qualified transportation fringe, simplified employee pension, 401(k), 457(b) or 403(b) plan.

(2) For a Participant who is an Eligible Director, the Participant's earned income from serving in the capacity of a Director of the Employer, including annual stipend and director fees.

Corporate Group. means the Employer and any entity aggregated with and treated as a single employer with the Employer pursuant to Code Sections 414(b) or (c), substituting “at least 50 percent” for “at least 80 percent” in Code Section 1563(a)(1), (2) and (3) and in applying Treas. Reg. Section 1.414(c)-2.

Deferrals. The portion of their Compensation that a Participant elects to defer in accordance with Section 3.01 hereof.

Deferral Election. The separate written agreement, submitted to the Administrator, by which an Eligible Employee or Eligible Director agrees to participate in the Plan and make Deferrals thereto.

Director. Any person serving on the Board of Directors of the Employer.

Disability. Any medically determinable physical or mental disorder that renders a Participant incapable of continuing in the role of Director of the Employer, as determined by the Administrator in its sole discretion.

Discretionary Contribution. An Employer Contribution as described in Section 3.03 hereof.

Effective Date. The original effective date is January 1, 1997. The effective date of this amendment and restatement is January 1, 2024.

Eligible Director. Each Director designated by the Administrator pursuant to Section 2.02 as eligible to participate in the Plan.

Eligible Employee. Each common law employee of the Employer who is an officer of the Employer at the Vice President level or higher.

Investment Fund or Funds. Each investment(s) which serves as a means to measure value, increases or decreases with respect to a Participant's Accounts.

Matching Contribution. An Employer contribution as described in Section 3.02 hereof.

Participant. An Eligible Employee or Eligible Director who is a Participant as provided in Article II.

Plan Year. January 1 to December 31.

Retirement. Retirement means the later of the date a Participant separates from service with the Employer or from the Board of Directors.

Specified Employee. “Specified Employee” means a Participant who is a key employee within the meaning of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5) at any time during the 12-month ending on the date of separation from service from the Corporate Group. Notwithstanding the foregoing, a Participant shall not be a “Specified Employee” if, as of the date of the Participant’s separation from service, no member of the Corporate Group has any stock that is publicly traded on an established securities market or otherwise (determined by reference to Treas. Reg. Section 1.897-1(m). The Employer shall adopt procedures for determining who is a Specified Employee for any year in which any member of the Corporate Group is publicly traded.

Trust. The agreement between the Employer and the Trustee under which the assets of the Plan are held, administered and managed, which shall conform to the terms of Rev. Proc. 92-64.

Trustee. Ballston Spa National Bank and Trust Company, or such other successor that shall become trustee pursuant to the terms of the Plan and the Trust.

ARTICLE II – Participation

2.01          Eligibility.

An Eligible Director and Eligible Employee shall be eligible to participate in the Plan as specified herein. Plan participation is limited to a select group of management or highly compensated employees and non-employee directors.

2.02          Designation as Eligible Director.

The Administrator shall from time to time specify one or more persons as Eligible Directors. Such specification shall be in writing, with a copy delivered to the Employer and the person designated as eligible, and shall set the date as of when the person becomes eligible. An individual's designation as an Eligible Director may be revoked at any time upon written notice of the Administrator to such individual.

2.03          Commencement of Participation.

Each Eligible Director and each Eligible Employee shall become a Participant at the earlier of the date on which his or her Deferral Election first becomes effective or the date on which a Discretionary Contribution is first credited to his or her Account.

2.04          Loss of Eligible Status.

(a)               A participant who is no longer an Eligible Director or an Eligible Employee shall not be permitted to submit a Deferral Election and all Deferrals for such Participant shall cease as of the date on which such Participant is no longer be an Eligible Director or Eligible Employee.

(b)               Amounts credited to the Account of a Participant described in subsection (a) shall continue to be held pursuant to the terms of the Plan and shall be distributed as provided in Article VI.

ARTICLE III – Contributions

3.01            Deferrals.

(a)               The Employer shall credit to the Account of a Participant an amount equal to the amount designated in the Participant's Deferral Election for that Plan Year. Such amounts shall not be made available to such Participant, except as provided in Article VI, and shall reduce such Participant's Compensation from the Employer in accordance with the provisions of the applicable Deferral Election; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Employer as provided in Article VIII.

(b)               Each Eligible Director and/or Eligible Employee shall deliver an annual Deferral Election to the Employer before any Deferrals can become effective. Such Deferral Election shall be void with respect to any Deferral unless submitted before the beginning of the calendar year during which the amount to be deferred will be earned; provided, however, that in the year in which the Plan is first adopted or an Eligible Director or Eligible Employee is first eligible to participate, such Deferral Election shall be filed within thirty (30) days of the date on which the Plan is adopted or the date on which the individual is first eligible to participate, respectively, with respect to Compensation earned during the remainder of the calendar year.

(c)               The Deferral Election shall, subject to the limitation set forth in Section 3.01 hereof, designate the amount of Compensation deferred by each Participant, the subaccount, if any, as set forth in subsection (d), below, the beneficiary or beneficiaries of the Participant, and such other items as the Administrator may prescribe. Such Deferral Elections shall remain effective for the Plan Year.

(d)               A Participant may direct his or her Deferral to be credited to one or more subaccounts as may be established, as provided in Article V, by the Participant at the time of the Deferral Election.

(e)               The minimum amount that may be deferred each Plan Year is one thousand dollars ($1,000).

(f)                The maximum amount that may be deferred each Plan Year is one hundred percent (100%) of the Participant's compensation.

3.02            Matching Contribution.

The Employer, on behalf of each Participant who is a member of the group designated by the Administrator in accordance with Section 2.01 above as eligible for Matching Contributions and elects to reduce his/her Compensation by means of a Deferral Election, will make a Matching Contribution in an amount which the Administrator, in its sole and absolute discretion, determines as appropriate. The Administrator shall make such determination on an annual basis prior to the beginning of the Plan Year for which the Participant is eligible for a Matching Contribution. Such Matching Contribution shall be allocated to the Participant's Accounts at such Participant's election made in accordance with Section 5.01.

3.03          Discretionary Contribution.

At its sole and absolute discretion, the Employer may elect to make a Discretionary Contribution to the Account of some or all of the Participants. Nothing in this Plan, however, shall obligate the Employer to make Discretionary Contributions for the benefit of all Plan Participants in any Plan Year, nor to make identical Contributions for the benefit of selected Plan Participants in any Plan Year, and the Employer expressly reserves the right to make Discretionary Contributions to such Plan Participants in such amount or such proportions as it deems warranted or appropriate; provided, however, the Employer shall not discriminate against any Plan Participant in making Contributions under this provision on the basis of such Participant's race, nationality, religion, gender, marital status or disability. Discretionary Contributions shall be allocated to the Participant's Accounts at such Participant's election made in accordance with Section 5.01. Nothing in this Plan or any other agreement or document shall represent or be construed to represent an obligation or promise of the Employer to make Discretionary Contributions on behalf of a Participant at any time.

3.04          Time of Contributions.

(a)               Deferrals and Matching Contributions shall be transferred to the Trust as soon as administratively feasible following the end of each calendar quarter. The Employer shall also transmit at that time any necessary instructions regarding the allocation of such amounts among the Accounts of Participants.

(b)               Discretionary Contributions shall be transferred to the Trust at such time as the Employer shall determine. The Employer shall also transmit at that time any necessary instructions regarding the allocation of such amounts among the Accounts of Participants.

3.05          Form of Contributions.

All Deferrals, Matching Contributions and Discretionary Contributions to the Trust shall be made in the form of cash or cash equivalents of US currency.

ARTICLE IV – Vesting

4.01          Vesting of Deferrals.

A Participant shall have a vested right to the portion of his or her Account attributable to Deferrals and any earnings on the investment of such Deferrals.

4.02          Vesting of Matching and Discretionary Contributions.

At the time the Employer elects to make a Matching or Discretionary Contribution to the Participant's account, the Employer shall establish a vesting schedule related to this Contribution(s) and communicate the terms of this vesting schedule to the Participant.

4.03          Vesting in Event of Death or Disability.

Notwithstanding any provision contained herein to the contrary, in the event that, prior to the time that the entire amount of the Matching or Discretionary Contributions becomes vested a Participant dies; or a Participant becomes disabled within the meaning of Section 1.10; then that portion of the Matching or Discretionary Contributions which has not yet become vested shall immediately become vested to such Participant or such Participant's Beneficiary or estate, as the case may be, as of the date of such Director's death or Disability.

4.04          Amounts Not Vested.

Any amounts credited to a Participant's Account that are not vested at the time of his or her Retirement with the Employer shall be forfeited.

ARTICLE V – Accounts

5.01          Accounts.

The Administrator shall establish and maintain a bookkeeping account in the name of each Participant. The Administrator shall also establish subaccounts, as provided in subsection (a), (b), and/or (c), below, as elected by the Participant pursuant to Article III.

(a)               A Retirement Account shall be established for each Participant. His or her Retirement Account shall be credited with Deferrals (as specified in the Participant's Deferral Election), any Matching and Discretionary Contributions allocable thereto and the Participant's allocable share of any earnings or losses on the foregoing. Each Participant's Account shall be reduced by any distributions made plus any federal, state and/or local tax withholding and any social security withholding tax as may be required by law.

(b)               A Participant may elect to establish one or more Education Accounts in the name of a "Student" at the time of his or her Deferral. For purposes of this Article, “Student” shall mean a child, grandchild, niece or nephew of the Participant who has not reached age 13 at the time the subaccount is established. A Participant may have a maximum of two (2) subaccounts under this Section 5.01(b) at any time. Each Participant's Education Account shall be credited with Deferrals (as specified in the Participant's Deferral Election), any Matching and Discretionary Contributions allocable thereto and the Participant's allocable share of any earnings or losses on the foregoing. Each Participant's Account shall be reduced by any distributions made plus any federal, state and/or local tax withholding and any social security withholding tax as may be required by law.

(c)               A Participant may elect to establish one or more Fixed Period Accounts by designating a year of payout at the time the account is initially established. A Participant may have a maximum of two (2) subaccounts under this Section 5.01(c) at any time. The minimum initial deferral period of each subaccount shall be five (5) years. Each Participant's Fixed Period Account shall be credited with Deferrals (as specified in the Participant's Deferral Election), any Matching and Discretionary Contributions allocable thereto and the Participant's allocable share of any earnings or losses on the foregoing. Each Participant's Account shall be reduced by any distributions made plus any federal, state and/or local tax withholding and any social security withholding tax as may be required by law.

5.02          Investments, Gains and Losses.

(a)               Trust assets shall be invested by the Trustee in accordance with written directions from the Employer. Such directions shall provide Trustee with the investment discretion to invest the above-referenced amounts within broad guidelines established by Trustee and Employer as set forth therein.

(b)               The Administrator shall adjust the amounts credited to each Participant's Account to reflect Deferrals, Matching Contributions, Discretionary Contributions, investment experience, distributions and any other appropriate adjustments. Such adjustments shall be made as frequently as is administratively feasible.

(c)               A Participant may direct that his or her Retirement Account, Education Account and or Fixed Period Account established pursuant to Section 5.01 may be valued as if they were invested in one or more Investment Funds in multiples of one percent (1%) of the balance in an Account. A Participant may change his or her selection of Investment Funds daily, or as often as the parameters of the given fund permit, whichever is more restrictive. An election shall be effective as soon as administratively feasible following the date of the change as indicated in writing by the Participant.

5.03          Forfeitures.

Any forfeitures from a Participant's Account shall continue to be held in the Trust, shall be separately invested and shall be used to reduce succeeding contributions to the plan. If no further contributions will be made, then such forfeitures shall be returned to the Employer.

ARTICLE VI – Distributions

6.01          Distribution Election.

Each Participant shall designate on his or her Deferral Election the timing and form of his or her distribution by indicating the type of account as described under Section 5.01. Except as provided in Section 6.02, a Participant may not modify, alter, amend or revoke such designation for a Plan Year after such Plan year begins. Further, amounts in one Account cannot be transferred to another Account. Each Participant shall also designate the manner in which Retirement Account payments shall be made from the choices available under Section 6.02(a) hereof.

6.02          Subsequent Deferral of Payments.

A Participant may elect to defer the fixed time of payment specified in his or her Deferral Election only if the following conditions are satisfied:

(a)               The election to defer a payment does not take effect until 12 months after the date the election is made;

(b)               The payment with respect to which the deferral election is made must be deferred for a minimum of five years from the date the payment would have otherwise been made; and

(c)               The Participant makes such election, in the manner prescribed by the Administrator, at least 12 months before the date the payment would have otherwise been made.

6.03          Payment Options.

Retirement Account payments shall commence as soon as administratively feasible immediately after the Participant's Retirement; provided, however, that payments to a Participant who is a Specified Employee from such Participant’s Retirement Account may not be made or begun to be made before the date that is six months after the Specified Employee's separation from service from the Employer. The Participant may elect any one of the following forms of payment so long as the election is made in writing and delivered to the Administrator as provided in Section 6.01.

(a)               The normal form of payment of benefits hereunder, and the form of payments to be used if no other election is made, shall be a single lump-sum distribution of the value of the Participant's Retirement Account.

(b)               A Participant entitled to a benefit hereunder may elect to receive his/her Retirement Account in substantially equal annual installments over a period not to exceed ten (10) years. Each annual installment shall be considered a separate payment for the purposes of deferring payments under Section 6.02.

The amount of the substantially equal payments described above shall be determined by multiplying the Participant's Retirement Account by a fraction, the denominator of which in the first year of payment equals the number years over which benefits are to be paid, and the numerator of which is one (1).

The amounts of the payments for each succeeding year shall be determined by multiplying the Participant's Retirement Account as of the applicable anniversary of the Participant's Retirement Date by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1).

(c)               Education Account payouts shall be paid in four annual installments on January 1 (or as soon as administratively feasible) of the calendar year in which the student reaches age eighteen (18) and the three (3) anniversaries thereof in the following amounts:

Year 1                                 25% of the account balance

Year 2                                 33% of the account balance

Year 3                                 50% of the account balance

Year 4                                 100% of the account balance

(d)               Fixed Period Account payouts shall be paid in one lump sum payment on January 1 (or as soon as administratively feasible) of the calendar year selected by the Participant on his or her Deferral Election.

6.04          Commencement of Payment upon Death or Disability.

(a)               Upon the death of a Participant, all amounts credited to his or her Account(s) shall be paid, as soon as administratively feasible, to his or her beneficiary or beneficiaries, as determined under Article VII hereof, in a lump sum.

(b)               Upon the Disability of a Participant, all amounts credited to his or her Account(s) shall be paid to the Participant, in a lump-sum payment, as soon as administratively feasible; provided, however, that payments to a Participant who is a Specified Employee may not be made before the date that is six months after the Specified Employee’s separation from service from the Employer.

6.05          Minimum Distribution.

Notwithstanding any provision to the contrary, if the vested balance of a Participant's Account at the time of a termination due to Retirement is less than $10,000, then the Participant shall be paid his or her benefits as a single lump sum as soon as administratively feasible following said termination.

ARTICLE VII – Beneficiaries

7.01          Beneficiaries.

Each Participant may from time to time designate one or more persons (who may be any one or more members of such person's family or other persons, administrators, trusts, foundations, or other entities) as his or her beneficiary under the Plan. Such designation shall be made on a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his or her previous designation on a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant's surviving spouse, if any, and, if none, to his or her surviving issue per stirpes, if any, and, if none, to his or her estate and such person shall be deemed to be a beneficiary hereunder. (For purposes of this Article, a per stirpes distribution to surviving issue means a distribution to such issue as representatives of the branches of the descendants of such Participant; equal shares are allotted for each living child and for the descendants as a group of each deceased child of the deceased Participant). If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated on the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

7.02          Lost Beneficiary.

(a)               All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid.

(b)               If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited. Any such presumption of death shall be final, conclusive and binding on all parties. Notwithstanding the foregoing, if any such beneficiary is located within five years from the date of any such forfeiture, such beneficiaries shall be entitled to receive the amount previously forfeited.

ARTICLE VIII – Funding

8.01          Prohibition Against Funding.

Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of ERISA. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Employer itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer or the Trust shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

8.02          Deposits in Trust.

Notwithstanding Section 8.01, or any other provision of this Plan to the contrary, the Employer may deposit into the Trust any amounts it deems appropriate to pay the benefits under this Plan. The amounts so deposited may include all contributions made pursuant to a Deferral Election by a Participant along with any Matching and Discretionary Contributions.

8.03          Indemnification of Trustee.

(a)               The Trustee shall not be liable for the making, retention, or sale of any investment or reinvestment made by it, as herein provided, nor for any loss to, or diminution of, the Trust assets, unless due to its own negligence, willful misconduct or lack of good faith.

(b)               Such Trustee shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Trustee in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Trustee. The Trustee is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

8.04          Withholding of Contributions.

The Administrator is authorized to make any and all necessary arrangements with the Employer in order to withhold each Participant's Deferrals under Section 3.01 hereof from his or her Compensation. The Administrator shall determine the amount and timing of such withholding.

ARTICLE IX – Claims Administration

9.01          General.

In the event that a Participant or his or her beneficiary does not receive any Plan benefit that is claimed, such Participant or beneficiary shall be entitled to consideration and review as provided in this Article. Such consideration and review shall be conducted in a manner designed to comply with Section 503 of ERISA.

9.02          Claim Review.

Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth (in a manner calculated to be understood by the claimant):

(a)               the specific reason or reasons for denial of the claim;

(b)               a specific reference to the Plan provisions on which the denial is based;

(c)               a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)               an explanation of the provisions of this Article.

9.03          Right of Appeal.

A claimant who has a claim denied under Section 9.02 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this section must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 9.02.

9.04          Review of Appeal.

Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Administrator shall issue a written decision which shall be binding on all parties subject to Section 9.05 below. The decision shall be written in a manner calculated to be understood by the claimant and shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator's decision shall be issued within sixty (60) days after the appeal is filed, except that if a hearing is held the decision may be issued within one hundred twenty (120) days after the appeal is filed.

9.05          Designation.

The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article.

ARTICLE X – General Provisions

10.01         Administrator.

(a)               The Administrator is expressly empowered to limit the amount of compensation that may be deferred; to deposit amounts into trust in accordance with Section 8.02 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

(b)               The Administrator shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c)               The Administrator shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

10.02         No Assignment.

Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

10.03         No Employment Rights.

Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

10.04         Incompetence.

If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator and the Trustee.

10.05         Identity.

If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer, Administrator, and Trust incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

10.06         Other Benefits.

The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

10.07         No Liability.

No liability shall attach to or be incurred by any manager of the Employer, Trustee or any Administrator under or by reason of the terms, conditions and provisions contained in this Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the establishment of this Plan or the receipt of benefits thereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.

10.08         Expenses.

All expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer.

10.09         Insolvency.

Should the Employer be considered insolvent (as defined by the Trust), the Employer, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan and the Trustee. Upon receipt of such notice, the Administrator or Trustee shall cease to make any payments to Participants who were Directors of the Employer or their beneficiaries and shall hold any and all assets attributable to the Employer for the benefit of the general creditors of the Employer.

10.10         Amendment and Termination.

(a)               Except as otherwise provided in this section, the Employer shall have the sole authority to modify, amend or terminate this Plan; provided, however, that any modification or termination of this Plan shall not reduce, without the consent of a Participant, a Participant's right to any amounts already credited to his or her Account, or lengthen the time period for a payout from an established Account, on the day before the effective date of such modification or termination. Following such termination, payment of such credited amounts may be made in a single sum payment if the Employer so designates. Any such decision to pay in a single sum shall apply to all Participants.

(b)               A Participant shall have a vested right to his or her Account in the event of the termination of the Plan pursuant to section (a), above.

(c)               Any funds remaining in the Trust after termination of the Plan and satisfaction of all liabilities to Participants and others, shall be returned to the Employer.

10.11         Employer Determinations.

Any determinations, actions or decisions of the Employer (including but not limited to, Plan amendments and Plan termination) shall be made by the Board in accordance with its established procedures or by such other individuals or organizations that have been properly delegated by the Board to make such determination or decision.

10.12         Construction.

All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole discretion, whose decision shall be final, binding and conclusive upon all persons.

10.13         Governing Law.

This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the State of New York, other than its laws respecting choice of law.

10.14         Severability.

If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein. If the inclusion of any Director (or Directors) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, then the Plan shall be severed with respect to such Director or Directors, who shall be considered to be participating in a separate arrangement.

10.15         Headings.

The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

10.16         Terms.

Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

IN WITNESS WHEREOF, BALLSTON SPA NATIONAL BANK has caused this instrument to be executed by its duly authorized officer, effective as of the first day of January, 2024.

BALLSTON SPA NATIONAL BANK

By:	/s/Leslie S. Dorsey
Title: Vice President, Human Resources
Date: March 28, 2024